EXHIBIT 99.1

YOUNG BROADCASTING INC.

ANNOUNCES RECEIPT OF NASDAQ NOTICE

NEW YORK, February 22, 2008 — Young Broadcasting Inc. (“YBI”) (NASDAQ:YBTVA) today announced  that it has received a notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) stating that the minimum bid price of its common stock had fallen below $1.00 for the prior 30 consecutive business days and that its common stock is, therefore, subject to delisting from The Nasdaq Global Market.  Nasdaq Marketplace Rule 4450(a)(5) requires a $1.00 minimum bid price for continued listing of an issuer’s common stock.

In accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has until August 13, 2008 (180 calendar days from February 15, 2008) to regain compliance.  The Company can regain compliance with the minimum bid price rule if the bid price of its common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days during the 180 calendar day period.  If the Company regains compliance at anytime before August 13, 2008, the Nasdaq staff will provide the Company with written notification that it has achieved compliance with Nasdaq Marketplace Rule 4450(a)(5).  However, if the Company is unable to regain compliance by August 13, 2008, the Nasdaq staff will provide the Company with written notification that its common stock will be delisted.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD), one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA) and one is affiliated with MyNetwork TV (KRON-TV — San Francisco, CA).

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, our ability to implement expense reductions, our success in realizing anticipated savings in Corporate Overhead and further efficiencies in station operations, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, volatility in programming costs, geopolitical factors and other factors included in our filings with the Securities & Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070 or

Don Ciaramella of The Lippin Group at 212-986-7080